MANSUR WOOD LIVING CENTER, L.P.
                        (AN ILLINOIS LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

                         MANSUR WOOD LIVING CENTER, L.P.

                                December 31, 2003

--------------------------------------------------------------------------------


                                 C O N T E N T S
                                 ---------------



Independent Auditor's Report


Financial Statements

   Balance Sheet                                                      Exhibit A

   Statement of Operations                                            Exhibit B

   Statement of Partners' Equity                                      Exhibit C

   Statement of Cash Flows                                            Exhibit D


Notes to the Financial Statements


Schedule of Project Operating Expenses                                Schedule I

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


To the Partners
  MANSUR WOOD LIVING CENTER, L.P.


We have audited the accompanying balance sheet of MANSUR WOOD LIVING CENTER, L.P. (An Illinois Limited Partnership) as of December 31, 2003, and the related statements of operations, partners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MANSUR WOOD LIVING CENTER, L.P. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying information in Schedule I is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ FRIDUSS, LUKEE, SCHIFF & CO., P.C.
--------------------------------------
Certified Public Accountants

June 10, 2004

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                         MANSUR WOOD LIVING CENTER, L.P.

                                  Balance Sheet

                                December 31, 2003

                                                                       EXHIBIT A
--------------------------------------------------------------------------------


                                   A S S E T S
                                   -----------


REAL ESTATE HELD FOR LEASE (Notes 2 and 6)
  Land                                                             $     51,500
  Buildings and Improvements                                         10,910,418
  Furniture and Equipment                                                20,711
  Less: Accumulated Depreciation                                     (1,482,425)
                                                                   ------------

         Net Real Estate Held for Lease                            $  9,500,204
                                                                   ------------

OTHER ASSETS
  Cash (Note 3)                                                    $      2,562
  Tenant Security Deposit Fund                                           65,413
  Tenant Accounts Receivable                                              6,868
  Real Estate Tax Receivable (Note 10)                                  120,333
  Other Receivable                                                        1,280
  Replacement Reserve (Note 4)                                           42,520
  Prepaid Expenses                                                       10,535
  Escrow Deposits (Note 4)                                               36,281
  Capitalized Costs, Net (Notes 2 and 5)                                 76,131
                                                                   ------------

         Total Other Assets                                        $    361,923
                                                                   ------------

TOTAL ASSETS                                                       $  9,862,127
                                                                   ============


                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                                  Balance Sheet

                                December 31, 2003

                                                                       EXHIBIT A
--------------------------------------------------------------------------------


                        LIABILITIES AND PARTNERS' EQUITY
                        --------------------------------


LIABILITIES APPLICABLE TO REAL ESTATE HELD FOR LEASE
  Long-Term Debt (Note 6)                                             $3,908,672
  Accounts Payable - Trade                                                47,510
  Accrued Reporting Management Fee (Note 7)                               25,000
  Accrued Interest Expense                                                24,611
  Accrued Real Estate Taxes                                              220,000
  Due to General Partner (Note 7)                                        214,814
  Developer Fee Payable (Note 7)                                         445,732
  Prepaid Rents (Note 2)                                                   2,231
  Tenant Security Deposits                                                41,234
                                                                      ----------

         Total Liabilities Applicable to Real Estate
           Held for Lease                                             $4,929,804
                                                                      ----------

PARTNERS' EQUITY (Exhibit C)                                          $4,932,323
                                                                      ----------

TOTAL LIABILITIES AND PARTNERS' EQUITY                                $9,862,127
                                                                      ==========


                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                             Statement of Operations

                          Year Ended December 31, 2003

                                                                       EXHIBIT B
--------------------------------------------------------------------------------


RENTAL REVENUE
  Net Residential Rent                                                $ 631,792
                                                                      ---------

        Net Rental Revenue                                            $ 631,792
                                                                      ---------

OTHER REVENUE
  Laundry and Vending Income                                          $   2,764
  Miscellaneous Tenant Charges                                           39,721
  Interest Income                                                         4,451
                                                                      ---------

        Total Other Revenue                                           $  46,936
                                                                      ---------

        Total Revenue                                                 $ 678,728
                                                                      ---------

OPERATING EXPENSES (Schedule I)
  Administrative                                                      $ 178,943
  Utilities                                                              60,730
  Operating and Maintenance                                              34,942
  Taxes and Insurance                                                   209,391
                                                                      ---------

        Total Operating Expenses                                      $ 484,006
                                                                      ---------

NET INCOME BEFORE PARTNERSHIP AND FINANCIAL
  EXPENSES                                                            $ 194,722
                                                                      ---------

PARTNERSHIP AND FINANCIAL EXPENSES
  Reporting Management Fee (Note 7)                                   $   5,000
  Interest - Mortgage                                                   305,574
                                                                      ---------

        Total Partnership and Financial Expenses                      $ 310,574
                                                                      ---------

NET (LOSS) BEFORE DEPRECIATION AND AMORTIZATION                       $(115,852)

DEPRECIATION                                                            403,800

AMORTIZATION                                                              7,684

NET (LOSS) (Exhibit C)                                                $(527,336)
                                                                      =========


                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                          Statement of Partners' Equity

                          Year Ended December 31, 2003

                                                                       EXHIBIT C
--------------------------------------------------------------------------------


                                        GENERAL       LIMITED
                                        PARTNER       PARTNERS         TOTAL
                                      -----------    -----------    -----------

PARTNERS' EQUITY, JANUARY 1, 2003     $   159,277    $ 5,300,382    $ 5,459,659

Net (Loss) (Exhibit B)                     (5,273)      (522,063)      (527,336)
                                      -----------    -----------    -----------

PARTNERS' EQUITY, DECEMBER 31, 2003
  (Exhibit A)                         $   154,004    $ 4,778,319    $ 4,932,323
                                      ===========    ===========    ===========


                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                             Statement of Cash Flows

                          Year Ended December 31, 2003

                                                                       EXHIBIT D
--------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES
  Net (Loss)                                                          $(527,336)
                                                                      ---------
  Adjustments to Reconcile Net (Loss) to Net
    Cash Provided by Operating Activities:
      Depreciation                                                    $ 403,800
      Amortization                                                        7,684
      (Increase) Decrease in Operating Assets:
        Tenant Security Deposit Fund                                    (56,301)
        Tenant Accounts Receivable                                        2,211
        Other Receivables                                               273,753
        Prepaid Expenses                                                (10,535)
      Increase (Decrease) in Operating Liabilities:
        Accounts Payable                                                (79,606)
        Accrued Reporting Management Fee                                  5,000
        Accrued Interest Expense                                           (935)
        Accrued Real Estate Taxes                                        69,651
        Due to Affiliates                                                63,327
        Accrued Management Fee                                          (31,470)
        Prepaid Rents                                                     2,231
        Tenant Security Deposits                                        (16,553)
                                                                      ---------

           Total Adjustments                                          $ 632,257
                                                                      ---------

           Net Cash Provided by Operating Activities                  $ 104,921
                                                                      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  (Deposits to) Replacement Reserve                                   $ (17,678)
  (Deposits to) Escrows, Net                                             (5,942)
                                                                      ---------

           Net Cash (Used in) Investing Activities                    $ (23,620)
                                                                      ---------


                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                             Statement of Cash Flows

                          Year Ended December 31, 2003

                                                                       EXHIBIT D
--------------------------------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
  Payments of Long-Term Debt                                          $ (82,030)
                                                                      ---------

           Net Cash (Used in) Financing Activities                    $ (82,030)
                                                                      ---------

NET (DECREASE) IN CASH                                                $    (729)

CASH, BEGINNING OF YEAR                                                   3,291
                                                                      ---------

CASH, END OF YEAR                                                     $   2,562
                                                                      =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash Paid for Interest (Net of Amount Capitalized)                  $ 306,509
                                                                      =========


                     See notes to the financial statements.

                         MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                                December 31, 2003

--------------------------------------------------------------------------------


NOTE 1 - NATURE OF OPERATIONS

          MANSUR WOOD LIVING CENTER, L.P. (the "Partnership") was formed as a limited partnership under the laws of the State of Illinois on April 21, 1998, for the purpose of constructing and operating a rental housing project. The project consists of 116 units located in Carbon Cliff, Illinois, and is currently operating under the name of Mansur Wood Living Center.

          The Partnership qualifies for the Low-Income Housing Tax Credit established by the Tax Reform Act of 1986. Accordingly, the
          Partnership  is  subject  to  various  compliance  requirements  under
          Section 42 of the Internal Revenue Code.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Capitalization and Depreciation
         -------------------------------

          Land, buildings and improvements, and furniture and equipment are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are expensed.

          The assets are depreciated over their estimated service lives. The estimated service lives of the assets for depreciation purposes may be different than their actual economic useful lives.

                                           Estimated Life           Method
                                           --------------       -------------
         Buildings and Improvements          27.5 Years         Straight-Line
         Furniture and Equipment             5 - 7 Years         Accelerated

         Rental Income and Prepaid Rents
         -------------------------------

         Rental income is recognized for apartment rentals as it accrues. Advance receipts of rental income are deferred and classified as liabilities until earned.

         Amortization
         ------------

         Financing costs are amortized over the term of the mortgage loan using the straight-line method.

                         MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                                December 31, 2003

--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

         Income Taxes
         ------------

         No provision or benefit for income taxes has been included in these financial statements since taxable income passes through to, and is reportable by, the Partners individually.

         Estimates
         ---------

         The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 3 - CASH

         The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management believes the Partnership is not exposed to any significant credit risk on cash.


NOTE 4 - ESCROW DEPOSITS AND RESTRICTED RESERVES

         According to the partnership, loan and other regulatory agreements, the Partnership is required to maintain the following escrow deposits and reserves. The following schedule shows the activity in such accounts during 2003.

         The Partnership is required to fund a replacement reserve equal to $17,400 per year. The replacement reserve has been funded as of December 31, 2003.

                         MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                                December 31, 2003

--------------------------------------------------------------------------------


NOTE 4 - ESCROW DEPOSITS AND RESTRICTED RESERVES - (CONTINUED)

                               Balance     Additions   Withdrawals    Balance
                             January 1,      and           and      December 31,
                                2003       Interest     Transfers      2003
                              --------     --------     --------     --------
         Real Estate Tax
           Escrow             $ 22,726     $159,416     $164,621     $ 17,521
         Insurance Escrow        7,613       40,267       29,120       18,760
                              --------     --------     --------     --------
                              $ 30,339     $199,683     $193,741     $ 36,281
                              ========     ========     ========     ========

         Replacement
           Reserve            $ 24,842     $ 17,678     $      -     $ 42,520
                              ========     ========     ========     ========


NOTE 5 - CAPITALIZED COSTS

         The costs incurred to obtain financing have been capitalized and are being amortized as described below:

                                         Amortization
                                            Period
                                            ------
         Financing Costs                   15 Years              $     208,516

         Less:  Accumulated
                    Amortization                                      (132,385)
                                                                --------------

         Net Capitalized Costs                                  $       76,131
                                                                ==============


NOTE 6 - LONG-TERM DEBT

         MORTGAGE PAYABLE
         ----------------

         The first mortgage note, dated June 29, 2001, is held by Lend Lease Mortgage Capital, L.P. in the original amount of $3,592,000. The note bears interest at 7.57% per annum. Monthly installments of $25,288 for principal and interest are based on a 15-year amortization of the original note balance. The loan

                         MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                                December 31, 2003

--------------------------------------------------------------------------------


NOTE 6 - LONG-TERM DEBT - (CONTINUED)

         MORTGAGE PAYABLE
         ----------------
         (Continued)

         matures on July 2016. The note is collateralized by
         real estate held for lease and an assignment of rents
         and leases.                                                  3,508,638

         The second mortgage note, dated June 29, 2001, is
         held by Lend Lease Mortgage Capital, L.P. in the
         original amount of $505,000. The note bears interest
         at 7.3% per annum. Monthly installments of $6,393 for
         principal and interest are based on a 10-year
         amortization of the original note balance. The loan
         matures on July 2010. The note is collateralized by
         real estate held for lease and an assignment of rents
         and leases.                                                    400,034
                                                                    -----------
                           Total                                    $ 3,908,672
                                                                    ===========

         Aggregate maturities of long-term debt are as follows:

                   December 31, 2004                                $    88,330
                                2005                                     95,111
                                2006                                    102,414
                                2007                                    110,276
                                2008                                    118,744
                                Thereafter                            3,393,797
                                                                    -----------

                                Total                               $ 3,908,672
                                                                    ===========


NOTE 7 - RELATED PARTY TRANSACTIONS

         According to the Developer Fee Agreement, an affiliate of the Limited Partner is entitled to developer fees in the amount of $1,350,000. Developer fees totaling $904,268 were paid in prior years. As of December 31, 2003, developer fees payable were $445,732.

                         MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                                December 31, 2003

--------------------------------------------------------------------------------


NOTE 7 - RELATED PARTY TRANSACTIONS - (CONTINUED)

         According to the Partnership Agreement, the Limited Partner is entitled to an annual reporting management fee of $5,000. During 2003, reporting management fees incurred were $5,000. At December 31, 2003, $25,000 was owed for reporting management fee.

         The Limited Partner has advanced $63,327 during 2003 to fund operations. At December 31, 2003, $214,814, was owed for operating advances.

         According to the Partnership Agreement, the General Partner is entitled to an annual incentive management fee equal to 70% of available cash flow as defined. No such fee was earned in 2003.

         The General Partner is obligated under the Partnership Agreement to provide funds for any development or operating deficits. Funds have been advanced to the Partnership by an affiliate of the General Partner, including advances made pursuant to such obligation. The advances are noninterest-bearing, unsecured, and due on demand.

         Amounts due to the General Partner and affiliates at December 31, 2003 are as follows:

         Developer Fee                                          $       445,732
                                                                ===============

          Amounts due to the Limited Partner and affiliates at December 31, 2003 are as follows:

          Advances                                              $       214,814
          Accrued Reporting Management Fee                               25,000
                                                                ----------------

                           Total                                $       239,814
                                                                ===============


NOTE 8 - PARTNERS, PARTNERSHIP INTERESTS, AND PARTNERS' CAPITAL

         The Partnership has one General Partner, Shelter Resource Corporation, which has a 1% interest, one Special Limited Partner WNC Housing L.P., which has a .01% interest and one Investor Limited Partner, WNC Housing Tax Credit Fund VI L.P., Series 5, which has a 98.99% interest.

                         MANSUR WOOD LIVING CENTER, L.P.

                        Notes to the Financial Statements

                                December 31, 2003

--------------------------------------------------------------------------------


NOTE 9 - PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

         Generally, profits and losses are allocated 1% to the General Partner, and 99% to the Limited Partners. Cash flow, as defined by the Partnership Agreement, generally is distributable 1% to the General Partner and 99% to the Limited Partners. Profits and losses arising from the sale, refinancing or other disposition of all or substantially all of the Partnership's assets will be specially allocated based on the respective Partners' capital account balances, as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits and losses and distributions may be required.


NOTE 10 - REAL ESTATE TAXES

         Pursuant to the Redevelopment Agreement between the Partnership and the Village of Carbon Cliff, Rock Island County, Illinois (the "Village"), the Partnership will be reimbursed 80% of the incremental (as defined) real estate taxes paid to the Village. For the year ended December 31, 2003, the Partnership hasn't met the required requirements to be reimbursed for taxes paid in 2003. As such, the Partnership has decided not to record a receivable for this reimbursement at December 31, 2003. As of December 31, 2003, $120,333 was owed for real estate taxes reimbursement.


NOTE 11 - PROPERTY PURCHASE OPTION

         According to the Partnership Agreement, the General Partner has an option to purchase partnership property at the end of the low-income housing tax credit compliance period at a price which would facilitate the purchase while protecting the Partnership's tax benefits from the project. Such option is based on the General Partner or sponsor maintaining the low- income occupancy of the project and is in a form satisfactory to legal and accounting counsel.


NOTE 12 - UNCERTAINTIES

         The Partnership is experiencing significant cash flow difficulties. The Limited Partner has advanced substantial amounts of working capital. Management is taking measures to improve the operations. If these measures are not successful and the Limited Partner does not fund operating deficits, the project may face foreclosure action which could result in the loss of low-income housing tax credit benefits.

                         MANSUR WOOD LIVING CENTER, L.P.

                     Schedule of Project Operating Expenses

                          Year Ended December 31, 2003

                                                                      SCHEDULE I
--------------------------------------------------------------------------------


ADMINISTRATIVE
  Bad Debts                                                         $     31,252
  Office Salaries                                                         42,069
  Office Supplies                                                          6,187
  Property Management Fees                                                36,110
  Manager Salaries                                                        23,677
  Professional Fees - Legal                                                3,727
  Professional Fees - Accounting                                           5,500
  Advertising                                                             23,297
  Bookkeeping                                                              1,740
  Telephone Expense                                                        2,305
  Other Administrative                                                     3,079
                                                                    ------------

         Total Administrative                                       $    178,943
                                                                    ============

UTILITIES
  Electricity                                                       $     11,914
  Water                                                                   38,509
  Sewer                                                                   10,307
                                                                    ------------

         Total Utilities                                            $     60,730
                                                                    ============

OPERATING AND MAINTENANCE
  Scavenger                                                         $      6,851
  Maintenance Supplies and Materials                                         451
  Repairs                                                                 24,895
  Landscaping                                                                955
  Other Operating and Maintenance                                          1,790
                                                                    ------------

         Total Operating and Maintenance                            $     34,942
                                                                    ============

TAXES AND INSURANCE
  Real Estate Taxes                                                 $    186,855
  Property and Liability Insurance                                        22,480
  Other Taxes/Insurance                                                       56
                                                                    ------------

         Total Taxes and Insurance                                  $    209,391
                                                                    ============


                        See independent auditor's report.